UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2022

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37673	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140

(Address of principal executive offices) (zip code)

(513) 360-4704

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	WKHS	The Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2022, Workhorse Group Inc. (the “Company”) and GreenPower Motor Company, Inc. (“GreenPower”) entered into a vehicle purchase and supply agreement (the “VPSA” and the VPSA, together with the associated purchase orders, the “EV Agreement”). Under the EV Agreement, GreenPower has agreed to manufacture and supply to the Company GreenPower’s EV Star CC (the “Base Vehicle”), which is an all-electric vehicle with a cab and chassis, that will be certified for sale in the United States and Canada (the “Territory”). The Base Vehicles will be manufactured by GreenPower at an agreed facility and delivered as incomplete vehicles and, following the Company’s receipt of the Base Vehicles, the Company will incorporate certain proprietary parts and information to create a modified version of the Base Vehicles that will be sold and distributed by the Company or its customers in the Territory. In addition, GreenPower has agreed to supply to the Company service parts required to service the Base Vehicles. The EV Agreement does not restrict the Company from developing vehicles or collaborating with, or purchasing similar vehicles from, third parties. Each party generally retains ownership of its respective technology (including inventions, know-how and designs) and intellectual property rights (including patents, copyrights and trade secrets) if not developed in connection with the performance of services under the EV Agreement.

The EV Agreement requires the Company to provide to GreenPower an initial binding short-term delivery schedule that is subject to a volume adjustment. Thereafter, the EV Agreement provides that the Company will regularly update its delivery schedules through the issuance of purchase orders to specify the vehicle quantities desired, including the specific product mix. The price of each Base Vehicle is fixed other than specific adjustments for delivery costs, tariff costs, and otherwise in accordance with the pricing parameters set forth in the EV Agreement. The EV Agreement includes a minimum purchase requirement for the first year of the initial term and any purchase commitment following the first year is subject to agreement between the parties. The EV Agreement provides that GreenPower is required to have certain number of Base Vehicles at stock at any given time. Subject to the terms of the EV Agreement, the Company has agreed to order at least 1,500 Base Vehicles from GreenPower. GreenPower agrees to maintain sufficient assembly capacity for the number of vehicles provided in the EV Agreement.

The EV Agreement requires that the Company make a down payment towards the Base Vehicles, which is repaid as a credit to future purchases of Base Vehicles. No later than four months prior to the delivery date of a Base Vehicle, the Company agrees to pay to GreenPower a portion of the vehicle price (exclusive of the tariff costs portion of the vehicle price) for such Base Vehicle.

The EV Agreement has an initial term that ends on March 31, 2024 and automatically renews for additional one-year periods unless earlier terminated. The EV Agreement may be terminated upon the mutual written agreement of the parties. In addition, either party may terminate the EV Agreement (including any purchase order thereunder) if the other party materially breaches any term of the EV Agreement and does not cure such breach after 30 days’ written notice.

This summary is qualified in its entirety by reference to the text of Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking statements that involve a number of risks and uncertainties. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s reports filed with the Securities and Exchange Commission.

Item 9.01. Exhibits.

Exhibit No.	Description
10.1	Vehicle Purchase and Supply Agreement, dated February 28, 2022.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. In addition, as permitted under Item 601(a)(5) of Regulation S-K, the exhibits to this exhibit are omitted from this filing. The Company agrees to furnish a supplemental copy of any omitted exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: March 4, 2022	By:	/s/ James D. Harrington
	Name:	James D. Harrington
	Title:	Chief Administrative Officer, General Counsel, and Secretary

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